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                                                                    EXHIBIT 10.a


                                 MASCOTECH, INC.
                           KEY EMPLOYEE RETENTION PLAN


         Section 1. Purpose. The purpose of the MascoTech, Inc. Key Employee Retention Plan (the "PLAN") is to promote the interests of MascoTech, Inc. (including its subsidiaries and any successor to substantially all of its stock, assets or business, the "COMPANY") and its stockholders by fostering the continuous employment of certain of the Company's corporate headquarters personnel, general managers and other key managers as designated by the Committee. In recognition of the possibility of a Change of Control (as defined below) and the uncertainty associated with such possibility which may result in the departure or distraction of Participants to the detriment of the Company and its stockholders, this Plan is intended to provide compensation security to Participants and thereby (i) reinforce and encourage their continued attention and dedication to their assigned duties (ii) and ensure their continued availability to the Company in the event of a Change of Control.

         Section 2. Definitions. As used in this Plan, the following terms shall have the meanings indicated.

         "BASE SEVERANCE AMOUNT" shall mean (i) the sum of (A) the annualized base salary of a Participant as of the Effective Date or at the Date of Termination whichever is greater and (B) the Target Bonus divided by (ii) twelve
(12).

         "BOARD" means the Board of Directors of the Company.

         "CAUSE" means (i) Participant's conviction of or plea of guilty or nolo contendere to a crime involving moral turpitude or a crime (other than a minor traffic or other minor violation) providing for a term of imprisonment, a pattern of alcohol abuse (whether or not constituting a crime) or illegal substance abuse on the part of Participant, or Participant's willful misconduct in the performance of his duties to the Company or (ii) Participant's failure to follow the instructions of the Company's Chairman of the Board of Directors or the Company's Board of Directors or the executive officer of the Company to whom Participant reports, or Participant's neglect of duties (other than any such neglect resulting from incapacity of Participant due to physical or mental illness), but in each such case only following 10 days' prior written notice thereof from the Company which specifically identifies such failure or neglect and the continuance of such failure or neglect during such notice period. The Company must notify Participant of any event constituting Cause within 120 days after the Company becomes aware of such event or such event shall not constitute Cause for purposes of this Agreement; provided that a failure of the Company to so notify Participant after the first occurrence of an event constituting Cause shall not preclude any


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subsequent occurrences of such event (or a similar event) from constituting
Cause.

         "CHANGE OF CONTROL" means the first of the following events to occur following the date hereof:

                  (i) Any "person" or "group of persons", as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, directly or indirectly purchases or otherwise become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) or has the right to acquire such beneficial ownership (whether or not such right is exercisable immediately, with the passage of time or subject to any condition) of voting securities representing 50% or more of the combined voting power of all outstanding voting securities of the Company; or

                  (ii) during any period of twenty-four consecutive calendar months, the individuals who at the beginning of such period constitute the Company's Board of Directors, and any new directors whose election by such Board or nomination for election by stockholders was approved by a vote of at least two-thirds of the members of such Board who were either directors on such Board at the beginning of the period or whose election or nomination for election as directors was previously so approved, for any reason cease to constitute at least a majority of the members thereof.

         "COMPANY" has the meaning set forth in Section 1.

         "EFFECTIVE DATE" has the meaning set forth in Section 4.

         "EMPLOYEE" means any corporate headquarters employee, general manager or key manager of the Company or any of its Subsidiaries as of the Effective Date.

         "EMPLOYEE RETENTION COMMITTEE" or "COMMITTEE" means a committee consisting of Richard A. Manoogian, Timothy Wadhams and Daniel P. Tredwell and any successor thereto appointed by a designee of Richard A. Manoogian, in the case of Richard A. Manoogian's resignation from such committee, Richard A. Manoogian, in the case of Timothy Wadhams' resignation from such committee, or appointed by a designee of Daniel P. Tredwell, in the case of Daniel P. Tredwell's resignation from such committee.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "GOOD REASON" means

                  (i) any change in a Participant's title (other than as a result of a promotion or changes which would not be significant in relationship to Participant's duties and responsibilities immediately prior to the Effective

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         Date) or a substantial reduction or substantial change in a
         Participant's duties or responsibilities from the scope of duties and responsibilities associated with the position of a Participant prior to the Effective Date;

                  (ii) any reduction in base salary or bonus opportunity, or the failure to pay Participant a bonus determined in substantially the same manner as the Company's or applicable subsidiary's past practice or in such other manner that is approved by the Plan Administrator;

                  (iii) relocation to an office or other place of employment more than thirty-five (35) miles from the office or other place of employment where Participant is working immediately prior to the Effective Date, unless such relocation would result in a shorter commute to such Participant than his or her pre-Effective Date commute; or

                  (iv) the failure of the Company to obtain the assumption of its obligations hereunder pursuant to Section 10(g) of this Agreement.

         Participant must notify the Company of any event constituting Good Reason within 120 days after Participant becomes aware of such event or such event shall not constitute Good Reason for purposes of this Plan; provided that a failure of Participant to so notify the Company after the first occurrence of an event constituting Good Reason shall not preclude any subsequent occurrences of such event (or similar event) from constituting Good Reason.

         "MULTIPLE" means the number set forth as Multiple in each Participant's Retention Notice, which shall not be greater than 24.

         "NON-COMPETE TERM" means, with respect to each Participant, from the date hereof until the Multiple number of months following such Participant's Date of Termination; provided, however, if the Multiple is increased pursuant to the provisions of Section 6(a)(i), the Non-Compete Terms shall be extended by a like number of months, but in no case shall the Non-Compete Term exceed 24 months.

         "PARTICIPANT" means any Employee selected by the Plan Administrator to receive benefits under this Plan.

         "PLAN ADMINISTRATOR" means the Employee Retention Committee.

         "RETENTION NOTICE" means a notice by the Company informing a Participant as to his or her benefits under this Plan.

         "TARGET BONUS" means, with respect to any Participant, the amount set forth in each Participant's Retention Notice.

         Section 3. Administration. (a) The Plan Administrator shall administer this Plan, and furnish all notices and do all filings, according to law, and shall

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have the power to implement, operate and interpret this Plan and, further, to take such other action and to make such final determinations as the Plan Administrator deems equitable under the circumstances in light of the purpose of this Plan.

         (b) The Company recognizes the express authority of the Plan Administrator to administer the Plan, and hereby agrees to implement any decisions of the Plan Administrator with respect to the Plan as if such decisions were its own. In the event that the Company fails to implement any decision of the Plan Administrator with respect to any Participant within thirty
(30) days of notification of such decision, all equity awards held by such Participant shall vest.

         (c) Any Participant whose employment has been terminated and who believes he or she is entitled to a benefit under this Plan but who has not been advised of such benefit or who believes that the calculation of the benefit is in error shall file a claim to the Plan Administrator. The claim should be filed within sixty (60) days of the date on which the Employee had been advised of the Employee's scheduled termination or within sixty (60) days of the date that the Employee has learned the amount of the benefit under this Plan, or that there will be no benefit. The claim shall be in writing, signed by the Participant, dated, and briefly explain the basis for the claim. Claims shall be decided by the Plan Administrator and a written response to the claim shall be sent to the Participant, within sixty (60) days of the date on which the claim was received by the Committee.

         (d) Any Participant not satisfied by the disposition of the claim by the Plan Administrator shall have the right to appeal to the Plan Administrator. A Participant's appeal must be filed within sixty (60) days following the denial of the claim. The appeal shall be in writing and shall include a copy of the previous claim made to the Plan Administrator and the previous decision by the Plan Administrator. It shall briefly explain why the Participant believes that the decision by the Plan Administrator was in error. The appeal shall be filed by certified mail or in person to the Plan Administrator at the address set forth in Section 10(i). Appeals shall be decided by the Plan Administrator, whose determination shall be final and binding on the Participant, the Company and the Committee, and a written response to the appeal sent to the Participant, within sixty (60) days of the date on which the notice of appeal was received by the Committee.

         Section 4. Term of Plan. This Plan shall be in effect from the date of a Change of Control (the "EFFECTIVE DATE") until the date two years following a Change of Control, ("TERM OF PLAN") provided that the Plan shall terminate and be of no further significance if no Change of Control has occurred by December 31, 2001; provided, further, that notwithstanding the foregoing, (i) Section 8 of this Plan shall survive the termination of this Plan, (ii) Section 9 of this Plan shall be in effect until the latest date following the Effective Date upon which may occur the final vesting of any Participant's incentive stock awards which are outstanding on the date hereof or which are granted with respect to the year 2000

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and (iii) the Plan Administrator shall continue in existence for any period that any Participant continues to have any rights under this Plan.

         Section 5. Eligibility. Each Employee designated by the Committee shall be a Participant.

         Section 6. Severance. Each Participant shall be entitled to the following benefits in connection with his or her termination of employment which occurs during the Term of the Plan:

         (a) Without Cause by the Company or by the Participant with Good Reason. If a Participant's employment with the Company is terminated during the Term of this Plan by the Company without Cause (other than by reason of disability, as disability is defined under the Company's long-term disability program ("DISABILITY"), or death) or by the Participant with Good Reason, in lieu of any other severance benefits to which such Participant would be entitled under any other plans, programs or practices of the Company (which other severance benefits the Participant shall waive as a condition of receipt of the following benefits, or else the following benefits shall be reduced (but not below zero) in equal measure to such other severance benefits), such Participant shall be entitled to the following benefits:

                  (i) The Company shall pay such Participant, (A) unpaid base salary and unpaid vacation accrued through the date of such termination of employment (the "DATE OF TERMINATION"), (B) any prior year bonus earned but not paid, (C) the Target Bonus for the year of termination (unless termination occurs in calendar year 2000, in which case the entitlement would be to the earned bonus rather than the Target Bonus), pro-rated through the Date of Termination and (D) severance in an amount determined by the Plan Administrator which shall be no less than an amount equal to the Multiple times the Base Severance Amount (the "MINIMUM SEVERANCE AMOUNT") in equal monthly payments from the Date of Termination; provided, however, in the Committee's discretion in individual cases, the Multiple may be increased by no more than six; provided, further, that any such increased multiple may not exceed 30 and the Maximum Severance Amount obtained as the product of such increased multiple times the Base Severance Amount shall not exceed 200% of such Participant's total W-2 earnings for the 12 month period immediately preceding the Participant's Date of Termination. The number of such payments shall not exceed the lesser of 24, or the increased multiple or the Multiple (as the case may be). Notwithstanding the foregoing, if such Participant dies during the period severance is being paid, any remaining payments hereunder will be made in a lump sum benefit to such person or persons as the Committee determines to be the Participant's beneficiary within thirty (30) days of notification to the Committee of such Participant's death;


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                  (ii) In the discretion of the Committee, a Participant may be provided medical benefits, or cash in lieu thereof, and outplacement services following the Date of Termination for a period of time, which in neither case may be greater than for the Multiple number of months following such Date of Termination. Notwithstanding the foregoing, outplacement and medical benefits shall terminate, at the time a Participant obtains a job and becomes eligible for group coverage under an employer's plan providing substantially comparable benefits to those he or she is currently receiving from the Company or its subsidiaries;

                  (iii) Notwithstanding contrary terms of any stock incentive plan or award agreement, any stock incentive awards held by Participant for shares of the Company's common stock that have not vested as of the Date of Termination shall continue to stay outstanding and vest as if the Participant's employment had not terminated, provided that all other provisions of such plan and awards shall continue in full force and effect;

                  (iv) The Plan Administrator may provide for accelerated vesting or service credit utilizing the benefit formula under the Company's pension plan and provide that payments reflecting such supplemental benefits be paid directly by the Company or through the Company's qualified or non-qualified pension plans; and

                  (v) Such Participant shall receive any other benefits accrued to the Date of Termination under other plans or programs of the Company or its subsidiaries in which he or she is then currently participating, in accordance with their terms.

         Other than the benefits set forth in this Section 6(a), the Company and its affiliates will have no further obligations under this Plan with respect to such Participant following such Date of Termination.

         (b) For Death or Disability. If a Participant's employment is terminated during the Term of this Plan by reason of a Participant's death or Disability, such Participant or his or her beneficiary shall be entitled to the following benefits:

                  (i) The Company shall pay to or on behalf of such Participant, on terms determined by the Plan Administrator, (A) unpaid base salary and unpaid vacation accrued through the Date of Termination, (B) any prior year bonus earned but not paid and (C) the Target Bonus for the year of termination (unless termination occurs in calendar year 2000, in which case the entitlement would be to the earned bonus rather than the Target Bonus), pro-rated through the Date of Termination;

                  (ii) Notwithstanding contrary terms of any stock incentive plan or award agreement, (A) in the event of a termination by reason of a Participant's death, any stock incentive awards held by such Participant


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         for shares of the Company's common stock shall automatically vest as of the date of such termination and (B) in the event of a termination by reason of a Participant's Disability, any stock incentive awards held by such Participant for shares of the Company's common stock that have not vested as of the Date of Termination shall continue to stay outstanding and vest in accordance with their terms as if the Participant's employment had not terminated, provided that all other provisions of such plan and awards shall continue in full force and effect; and

                  (iii) Such Participant shall receive any other benefits accrued to the Date of Termination under other plans or programs of the Company or its subsidiaries in which he or she is then currently participating, in accordance with their terms.

Other than the benefits set forth in this Section 6(b), the Company and its affiliates will have no further obligations under this Plan with respect to such Participant following such Date of Termination.

         (c) Any Other Termination. If a Participant is terminated during the Term of this Plan for any reason other than set forth in Section 6(a) or 6(b), such Participant shall be entitled to receive his or her unpaid base salary and unpaid vacation accrued through the Date of Termination, any prior year bonus earned but not paid, payable in a lump sum within ten days of the Date of Termination, and any other benefits accrued to the Date of Termination under other plans and programs of the Company and its subsidiaries in which he or she is then currently participating, in accordance with their terms, and the Company and its affiliates will have no further obligations under this Plan with respect to such Participant following the Date of Termination.

         (d) Notice of Termination. Any termination of employment by the Company or by a Participant during the Term of this Plan shall be communicated by written notice by the party taking such action to the other party in accordance with Section 10(i) hereof, which notice shall indicate the specific termination provision in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

         (e) Gross-Up in connection with a Change of Control. In the event that, as a result of the severance payments to which he or she becomes entitled by reason of a Change of Control pursuant to the terms hereof or the terms of any other agreement (including but not limited to the accelerated vesting of stock options), a Participant becomes subject to excise tax (the "EXCISE TAX") under Section 4999 of the Internal Revenue Code of 1986, as amended (the "CODE"), the Company shall pay to such Participant as additional compensation an amount (the "GROSS-UP PAYMENT") equal to an amount which, after payment by such Participant of all taxes (including any federal, state and local income tax and excise tax upon such amount) would allow such Participant to retain for use in



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paying the Excise Tax an amount equal to the Excise Tax, unless, if the reduction of the severance payments hereunder to such Participant by no more than 5% would avoid the imposition of Excise Tax, then the Company shall so reduce such severance payments to a Participant and no Gross-up Payment will be made.

         For purposes of determining whether a Participant will be subject to the Excise Tax and the amount of such Excise Tax, the following criteria shall apply:

                  (i) All determinations required to be made under this Section 6(e) shall be made by the Company's independent auditors (the "ACCOUNTING FIRM"), which shall provide detailed supporting calculations to both the Company and the Participant within fifteen
         (15) business days after the date of termination of the Participant's employment or such earlier time as is requested by the Company, provided that any determination that an Excise Tax is payable by the Participant shall be made on the basis of substantial authority. If the Accounting Firm determines that no Excise Tax is payable by the Participant, it shall furnish the Participant with a written opinion that the Participant has substantial authority not to record any Excise Tax on his or her federal income tax return. Any determination by the Accounting Firm meeting the requirements of this Section 6(e)(i) shall, subject to possible adjustment as set forth in Section 6(e)(iii) below, be binding upon the Company and the Participant.

                  (ii) The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, such Participant shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of such Participant's residence on the date on which the Excise Tax is incurred, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                  (iii) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, such Participant shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional payment in respect of an amount equal


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         to such excess (plus any interest, penalties or additions payable by such Participant with respect to such excess) at the time that the amount of such excess finally is determined. In the case of any payment that the Company is required to make to a Participant pursuant to the preceding sentence (a "LATER PAYMENT"), the Company shall also pay to such Participant an additional amount such that after payment by such Participant of all applicable Federal, state and local taxes, including any interest, penalties or additions assessed by any taxing authority, on such Later Payment, such Participant will retain an amount equal to the Later Payment. Such Participant and the Company each shall reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax.

         Notwithstanding any provision of this Plan to the contrary, a Participant shall pay his or her ordinary federal, state and local income taxes to which he or she is subject as a result of the payments to which he or she becomes entitled by reason of a Change of Control pursuant to the terms hereof or the terms of any other agreement (including but not limited to the accelerated vesting of stock options or restricted stock).

         Section 7. Mitigation. (a) Participants shall not be required to mitigate the amount of any payment provided for under this Plan by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in respect of any claims which the Company may have against any Participant, nor, except as provided in subparagraph (ii) of Section 6(a) or as set forth in (b) and (c) below, shall the amount of any payment or benefit provided for in this Plan be reduced by any compensation earned as a result of a Participant's employment with another employer.

         (b) In the discretion of the Plan Administrator, if a Participant is offered employment by Masco Corporation ("MASCO") comparable to that which he or she holds immediately prior to the Change of Control, notwithstanding any other provision hereof, such Participant shall not be entitled to any severance benefits hereunder.

         (c) In the discretion of the Plan Administrator, if a Participant accepts employment other than with Masco comparable to that which he or she holds prior to the Change of Control, such Participant shall, to the extent he or she is otherwise entitled, be entitled to (i) full severance benefits pursuant to Section 6 hereof limited to the period prior to the date he or she begins to earn compensation for such employment (the "DATE OF EMPLOYMENT") and
(ii) one-half the severance benefits set forth in Section 6 hereof for the period following such Date of Employment. Notwithstanding the foregoing, in no case shall the amount of severance benefits payable to a Participant be less than an amount determined as a Multiple of six times the Base Severance Amount.


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         Section 8. Condition to Receipt of Benefits. As a condition to the receipt of the benefits described in Section 6 hereof, each Participant is required to execute an agreement pursuant to which such Participant releases any claims he or she may have against the Company and agrees to be subject to the following restrictive covenants.

         (a) Each Participant, in acknowledgment and recognition of the highly competitive nature of the business of the Company and its affiliates, and in consideration of the benefits under this Plan, during the Non-Compete Term, will not, engage, either directly or indirectly, as an employee, consultant or independent contractor, as a principal for his or her own account or jointly with others, or as a stockholder in any corporation or joint stock association, in any business other than the Company or its subsidiaries which designs, develops, manufactures, distributes, sells or markets the type of products or services sold, distributed or provided by the Company or its subsidiaries during the two year period prior to the Date of Termination (the "BUSINESS"); provided, that nothing contained herein shall prevent a Participant from owning, directly or indirectly, not more than five percent of the outstanding shares of, or any other equity interest in, any entity engaged in the Business and listed or traded on a national securities exchanges or in an over-the-counter securities market. Notwithstanding the foregoing, in the event that the Company terminates a Participant other than for Cause, or if a Participant terminates employment with Good Reason, such Participant may elect at any time after such termination by ten days advance written notice to the Company, to be relieved of the provisions of this Section 8(a) by waiving his or her rights to any rights or benefits hereunder.

         (b) Each Participant, during the Non-Compete Term, will not (i) directly or indirectly employ or solicit, or receive or accept the performance of services by, any active employee of the Company or any of its subsidiaries who is employed primarily in connection with the Business, except in connection with general, non-targeted recruitment efforts such as advertisements and job listings or directly or indirectly induce any employee of the Company to leave the Company, or assist in any of the foregoing or (ii) solicit for business (relating to the Business) any person who is a customer or former customer of the Company or any of its subsidiaries, unless such person shall have ceased to have been such a customer for a period of at least six months.

         (c) Each Participant will not at any time (whether during or after his or her employment with the Company) disclose or use for his or her own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, unless required to do so by applicable law or court order, subpoena


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or decree or otherwise required by law, with reasonable evidence of such determination promptly provided to the Company. The preceding sentence of this paragraph (c) shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of a Participant's breach of this covenant. Upon termination of his or her employment with the Company for any reason, each Participant will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he or she may retain personal notes, notebooks and diaries. Each Participant will not retain or use for his or her account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

         (d) If a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in the covenant in this Section 8 is an unenforceable restriction against a Participant, the provisions of the covenant in this Section 8 shall not be rendered void but shall be deemed amended to apply to such Participant as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any tribunal of competent jurisdiction finds that any restriction contained in this Plan is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein to which a Participant is subject.

         (e) Because the Company's remedies at law for a breach or threatened breach of any of the provisions of this Section 8 would be inadequate, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

         Notwithstanding any provision of this Plan to the contrary, from and after any breach by any Participant of the covenants in this Section 8 to which such Participant is subject, the Company shall cease to have any obligations to make payments or provide benefits to such Participant under this Plan.

         Section 9. Termination of Employment More Than Two Years After a Change of Control. If a Participant's employment is terminated without Cause or for Good Reason during the period following the second anniversary of the Effective Date and ending on the latest date upon which may occur the final vesting of any Participant's incentive stock awards which are outstanding on the date hereof or which are granted with respect to the year 2000, notwithstanding the terms of any stock incentive plan or award agreement, (i) such Participant shall be entitled to receive (A) his or her unpaid base salary and unpaid vacation accrued through the Date of Termination, (B) any bonus earned but not paid for



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the most recently completed bonus period, and (C) a pro rata portion of the
Target Bonus for the bonus period through the Date of Termination, all of the foregoing payable in a lump sum within ten days of the Date of Termination, and
(D) any other benefits accrued through the Date of Termination under other plans and programs of the Company in which he or she is then currently participating, in accordance with their terms, (ii) any stock incentive awards held by Participant for shares of the Company's common stock that have not vested as of the Date of Termination shall continue to stay outstanding and vest in accordance with their terms as if the Participant's employment had not terminated, provided that all other provisions of such plan and awards shall continue in full force and effect, and (iii) the Company and its subsidiaries will have no further obligations hereunder with respect to Participant following the Date of Termination.

         Section 10.  Miscellaneous.

         (a) Governing Law. This Plan shall be governed by and construed in accordance with the laws of Michigan to the extent not preempted by ERISA.

         (b) Amendment and Termination. The Board may not amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, however, that the Plan Administrator may amend, alter, suspend, discontinue or terminate the Plan with the consent of the Company if any such amendment, alteration, suspension, discontinuance, cancellation or termination would not adversely affect the rights of the Participants.

         (c) No Waiver. The failure of the Company or any Participant to insist upon strict adherence to any term of this Plan on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Plan.

         (d) Severability. In the event that any one or more of the provisions of this Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Plan outstanding shall not be affected thereby.

         (e) Arbitration. Except as provided in Section 8 hereof, any dispute arising from or relating to the terms of this Plan will be submitted to arbitration in Michigan under the auspices of and pursuant to the employment rules of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Company, Committee and each Participant, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

         (f) Attorneys Fees. In the event of a dispute by the Company, Participant or others as to the validity or enforceability of, or liability under, any provision of this Plan, the Company shall reimburse Participant for
(i) all



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

reasonable legal fees and expenses incurred by him or her in connection with such dispute if the Participant substantially prevails in the dispute and
(ii) if Participant has not substantially prevailed as set forth in (i), one-half the amount of all reasonable legal fees and expenses incurred by him or her in connection with such dispute except to the extent Participant's position is found by a tribunal of competent jurisdiction to have been frivolous.

         (g) Assumption of Plan. The Company shall require any successor to substantially all of the stock, assets or business of the Company or any acquiror of any business of the Company which employs any Participant to assume this Plan with respect to such Participant.

         (h) Successors. This Plan shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, including successors to all or substantially all of the stock, business and/or assets of the Company and the heirs, distributees, devisees and legatees of Participants.

         (i) Notice. For the purpose of this Plan, notices and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the payroll records of the Company and all notices to the Plan Administrator shall be directed to the Employee Retention Committee c/o the Company at MascoTech, Inc., 21001 Van Born Road, Taylor, Michigan 48180, Fax:
(313) 792-6135, with a copy to the General Counsel of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         (j) Withholding Taxes. The Company may withhold from any amounts payable under this Plan such U.S. federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

                                        Adopted as of September 28, 2000


                                        MASCOTECH, INC.



                                        /s/ Richard A. Manoogian
                                        ----------------------------------
                                        Chairman


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